Press Release CONTACT:	Array BioPharma

Tricia Haugeto, (303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA’S ARRY-520 WELL TOLERATED AND DEMONSTRATES PRELIMINARY ACTIVITY AS A SINGLE AGENT
IN MULTIPLE MYELOMA PATIENTS

Boulder, Colo., (June 5, 2010) – Array BioPharma Inc. (NASDAQ: ARRY) today announced the presentation of positive Phase 1 clinical data for its novel kinesin spindle protein (KSP) inhibitor, ARRY-520. The data, which were presented at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois, indicate that ARRY-520 was well tolerated and has shown encouraging preliminary results in the treatment of multiple myeloma. ARRY-520 is a novel, first-in-class, highly potent, selective KSP inhibitor currently advancing into a single-agent Phase 2 clinical trial and combination trials in patients with multiple myeloma. The poster is available as a PDF on Array’s website at www.arraybiopharma.com.

“Although KSP inhibitors have not been explored to date in myeloma, the early data from this study are yielding interesting and exciting results,” said Sagar Lonial, MD, Associate Professor, Vice Chair of Clinical Affairs, Department of Hematology and Medical Oncology, Winship Cancer Institute, Emory University School of Medicine. “Among a very heavily pretreated and relapsed and refractory patient population, ARRY-520 is well tolerated, and has resulted in sustained stable disease or partial remissions in a large number of patients. Since many novel agents show modest activity as single agents in such a refractory population, the preliminary evidence of activity with a manageable toxicity profile for ARRY-520 suggests that this agent should be further explored in larger trials both alone and in combination with other anti-myeloma agents.”

Phase I Trial of ARRY-520 in Relapsed/Refractory Multiple Myeloma (RR MM)
(Abstract #8132) — Saturday, June 5, 2010, 8 a.m.– noon CDT, South Hall A2

This Phase 1, open-label, multicenter, dose-escalation study was designed to evaluate the safety, pharmacokinetics and pharmacodynamics of ARRY-520 administered intravenously (IV) on Day 1 and Day 2 repeated every 14 days in patients with multiple myeloma. This ongoing study has enrolled 20 patients with relapsed or refractory multiple myeloma or plasma cell leukemia with at least two prior lines of therapy (including both a bortezomib and an IMiD-based regimen, unless refusing or ineligible for this therapy). The maximum tolerated dose of ARRY-520 as monotherapy was 1.25 mg/m2/day. With the addition of prophylactic granulocyte-colony stimulating factor (G-CSF), ARRY-520 has been well tolerated at dose levels up to 2 mg/m2/day; dose escalation with ARRY-520 and G-CSF is ongoing. Neutropenia has been the most commonly reported adverse event.

ARRY-520 has shown promising preliminary clinical activity as a single agent in this heavily pretreated patient population. Of 20 evaluable patients, one partial response has been observed in a patient with eight prior lines of treatment who has been on study for more than 13 months, and two unconfirmed minor responses also have been reported in patients who only recently started protocol therapy. Nine patients remain on study, five of whom have been treated for longer than 6 months. The Phase 2 portion of this study is planned to commence during the third quarter of calendar year 2010.

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About Multiple Myeloma
According to the Multiple Myeloma Research Foundation, multiple myeloma (also known as myeloma or plasma cell myeloma) is a progressive hematologic (blood) disease. It is a cancer of the plasma cell, an important part of the immune system that produces immunoglobulins (antibodies) to help fight infection and disease. Multiple myeloma is characterized by excessive numbers of abnormal plasma cells in the bone marrow and overproduction of intact monoclonal immunoglobulin (IgG, IgA, IgD, or IgE) or Bence-Jones protein (free monoclonal light chains). Hypercalcemia, anemia, renal damage, increased susceptibility to bacterial infection, and impaired production of normal immunoglobulin are common clinical manifestations of multiple myeloma. It is often also characterized by diffuse osteoporosis, usually in the pelvis, spine, ribs, and skull. The estimated frequency of multiple myeloma is 5 to 6 new cases per 100,000 persons per year. Accordingly, in the United States, approximately 20,580 new cases were diagnosed in 2009. There were more than 66,000 Americans living with multiple myeloma in 2009.

About KSP Inhibition
KSP is essential for cell division, or mitosis, in proliferating cells such as tumor cells. Prolonged inhibition of KSP arrests cells in mitosis, resulting in cell death. KSP inhibitors are novel anti-mitotics that specifically target proliferating cells and therefore may avoid some non-specific side effects, such as neuropathy. Due to their distinct mechanism of action compared to microtubule-targeting agents, KSP inhibitors show activity in tumors resistant to these drugs, including taxanes.

About ARRY-520
ARRY-520 is a highly potent, selective KSP inhibitor that was designed to provide sustained mitotic arrest compared to other anti-mitotics. In preclinical studies of multiple myeloma, ARRY-520 monotherapy has superior anti-tumor activity compared to Velcade® (bortezomib) or Revlimid® (lenalidomide). Also, ARRY-520 combined with Velcade, including bortezomib-refractory models, showed synergistic activity in vivo and superadditive activity when combined with Revlimid. Apoptosis in myeloma cells treated with ARRY-520 requires loss of the short-lived survival protein Mcl-1, providing a likely mechanistic explanation for ARRY-520 activity. Further studies, including a single-agent Phase 2 study and combination trials in multiple myeloma, are planned.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of ongoing preclinical and clinical trials to support further development, and regulatory approval or the marketing success, of a drug candidate, and our future plans to progress and develop our proprietary programs, including ARRY-520. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of June 5, 2010. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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